As filed with the Securities and Exchange Commission on December 18, 2015

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

FORM S-3

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

DIVIDEND REINVESTMENT AND

DIRECT STOCK PURCHASE PLAN

Sponsored by

SOUTHWEST GAS CORPORATION

(Exact name of Registrant as specified in its charter)

California	88-0085720
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

5241 Spring Mountain Road

P.O. Box 98510

Las Vegas, Nevada 89193-8510

(702) 876-7200

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Roy R. Centrella

Senior Vice President, Chief Financial Officer

Southwest Gas Corporation

5241 Spring Mountain Road

P.O. Box 98510

Las Vegas, Nevada 89193-8510

(702) 876-7237

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities being registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration Fee (2)
Common Stock ($1 par value)	511,414 shares	51.01	$26,087,228	$2,626.96

(1)	In addition to the shares of common stock set forth in the table, pursuant to Rule 416 of the Securities Act, this Registration Statement shall include an indeterminate number of shares of common stock that may be issued or become issuable in connection with splits, stock dividends, recapitalizations or similar events.

(2)	Estimated solely for the purpose of Rule 457(c) under the Securities Act. The price is computed based upon the average of the high and low sale prices of Southwest Gas Corporation’s Common Stock on December 14, 2015, as reported on the New York Stock Exchange.

PROSPECTUS

Dividend Reinvestment and Direct Stock

Purchase Plan

511,414 Shares

Common Stock, $1 Par Value

Southwest Gas Corporation (“Southwest” or the “Company”) is pleased to offer the opportunity to participate in the Dividend Reinvestment and Direct Stock Purchase Plan (the “Plan”) to purchase shares of Southwest Gas Corporation common stock (“Common Stock”). Anyone who joins and participates in the Plan will be considered a “Participant.” Participation is voluntary.

The Plan provides a convenient method for our existing shareholders to reinvest their Common Stock dividends automatically into additional shares of Common Stock and for new shareholders to purchase shares of Common Stock. The Plan is set forth and explained in question-and-answer format under the heading “The Plan” in this prospectus. If you own shares of Common Stock and choose not to participate in the Plan, you will receive cash dividends, as declared, in the usual manner.

As described in more detail in this prospectus, the Plan offers several benefits to its participants (“participants”, “you”, or “your”), including:

•	Limited Costs to Buy or Sell Shares. The Plan allows you to purchase shares of our Common Stock in a convenient manner without incurring brokerage commissions or transaction/processing fees; however, you will be required to pay nominal brokerage/administrative fees for sales of shares under the Plan.

•	Invest as Little as $250. You can build your investment over time, starting with as little as $250 and as little as $25 for each additional investment. Investments may not exceed $100,000 per calendar year unless a waiver is granted.

•	Convenient Reinvestment of Dividends. Holders of our Common Stock can increase their holdings in Southwest by reinvesting all or some of the cash dividends paid on their Common Stock in additional shares of Common Stock without incurring brokerage commissions or transaction/processing fees.

•	Convenient Payment Options. You can invest through automatic withdrawals from your bank account.

•	Cost Free Maintenance and Recordkeeping. Participants receive cost-free maintenance of shares in book-entry form and detailed recordkeeping and reporting under the Plan.

Our Common Stock is listed on the New York Stock Exchange (symbol “SWX”).

Investing in the Common Stock involves risks. See “Risk Factors” beginning on page 2.

WE ENCOURAGE YOU TO READ THIS PROSPECTUS CAREFULLY AND TO KEEP IT FOR FUTURE REFERENCE. THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES, AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus is December 18, 2015.

RISK FACTORS

Investing in the Common Stock involves risks that could affect us and our business, as well as the energy industry generally. Please see the risk factors as discussed under Item 1A, “Risk Factors” of Part I in our Annual Report on Form 10-K for the year ended December 31, 2014, and in subsequently filed periodic or current reports, which are incorporated by reference into this prospectus. Much of the business information, as well as the financial and operational data contained in our risk factors, is updated in our periodic reports, which are also incorporated by reference into this prospectus. Although we have tried to discuss key factors, please be aware that other risks may prove to be important in the future. New risks may emerge at any time, and we cannot predict such risks or estimate the extent to which they may affect our financial performance. Before purchasing shares of Common Stock, you should carefully consider the risks discussed in the documents incorporated by reference herein and the other information in this prospectus. Each of the risks described could result in a decrease in the value of the Common Stock and your investment in our Company.

FORWARD-LOOKING STATEMENTS

This prospectus and the documents we incorporate by reference herein and therein contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements other than statements of historical fact included or incorporated by reference in this prospectus are forward-looking statements, including, without limitation, statements regarding the Company’s plans, objectives, goals, intentions, projections, strategies, future events or performance, and underlying assumptions. The words “may,” “if,” “will,” “should,” “could,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “continue,” “forecast,” “intend,” “promote,” “seek,” and similar words and expressions are generally used and intended to identify forward-looking statements. For example, statements regarding operating margin patterns, customer growth, the composition of our customer base, price volatility, seasonal patterns, payment of debt, interest savings, the Company’s Company-owned life insurance (“COLI”) strategy, annual COLI returns, replacement market and new construction market, amount and timing for completion of estimated future construction expenditures, including the liquefied natural gas facility in southern Arizona and the Paiute Pipeline Company expansion in Elko County, Nevada, forecasted operating cash flows and results of operations, net earnings impacts from gas infrastructure replacement surcharges, funding sources of cash requirements, sufficiency of working capital and current credit facilities, bank lending practices, the Company’s views regarding its liquidity position, ability to raise funds and receive external financing capacity and the intent and ability to issue the remaining capacity under the Equity Shelf Program, future dividend increases, earnings trends, future Centuri (described in “Overview of Company” below) operating revenues, operating income, amortization and interest expense, Centuri’s projected financial performance and related market growth potential, Centuri proforma financial results, pension and post-retirement benefits, certain benefits of tax acts, the effect of any rate changes or regulatory proceedings, infrastructure replacement mechanisms and the Customer-Owned Yardline program, statements regarding future gas prices, gas purchase contracts and derivative financial instruments, recoverability of regulatory assets, the impact of certain legal proceedings, decisions to consider other options to resolve open construction change orders, the expectation that goodwill assigned to our Brigadier subsidiary will be deductible for tax purposes, expected timing of draft regulations associated with SB 151 legislation, the timing and impact of the proposed holding company reorganization, and the timing and results of future rate hearings and approvals are forward-looking statements.

A number of important factors affecting the business and financial results of the Company could cause actual results to differ materially from those stated in the forward-looking statements. These factors include, but are not limited to, customer growth rates, conditions in the housing market, the ability to recover costs through the purchased gas adjustment mechanisms or other regulatory assets, the effects of regulation/deregulation, the timing and amount of rate relief, changes in rate design, changes in gas procurement practices, changes in capital requirements and funding, the impact of conditions in the capital markets on financing costs, changes in construction expenditures and financing, changes in operations and maintenance expenses, accounting changes, future liability claims, changes in pipeline capacity for the transportation of gas and related costs, results of Centuri bid work, impacts of structural and management changes at Centuri, Centuri construction expenses, differences between actual and originally expected outcomes of Centuri bid or other fixed-price construction agreements and ability to successfully procure new work, the outcome of Centuri construction change orders, acquisitions and management’s plans related thereto, competition, our ability to raise capital in external financings, the true-up of amounts acquired in connection with the acquisition of construction services businesses, including income taxes and ongoing evaluations in regard to goodwill and other intangible assets. In addition, the Company can provide no assurance that its discussions regarding certain trends relating to its financing and operating expenses will continue in future periods. Additional factors that could cause actual results to differ are discussed under the heading “Risk Factors” and in other sections of this prospectus and our current and periodic reports, and other filings, filed from time to time with the Securities and Exchange Commission (the “SEC”) that are incorporated by reference into this prospectus. See “Available Information” and “Incorporation by Reference” under “Where You Can Find More Information” below and for information about how to obtain copies of those documents. All forward-looking statements in this prospectus and the documents incorporated by reference herein are made only as of the date of the document in which they are contained, based on information available to us as of the date of that document, and we caution you not to place undue reliance on forward-looking statements in light of the risks and uncertainties associated with them. We assume no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

AVAILABLE INFORMATION

We are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any documents filed by us at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our filings with the SEC are also available to the public through the SEC’s Internet site at http://www.sec.gov and through the New York Stock Exchange, 20 Broad Street, New York, New York 10005, on which our Common Stock is listed.

We have filed with the SEC an automatic registration statement on Form S-3 relating to the securities covered by this prospectus. This prospectus is a part of the registration statement and does not contain all the information in the registration statement. Whenever a reference is made in this prospectus to a contract or other document of the Company, the reference is only a summary and you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement at the SEC’s public reference room in Washington, D.C., as well as through the SEC’s Internet site.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to incorporate by reference information into this prospectus, which means that we can disclose important information by referring you to another document filed separately with the SEC. Information incorporated by reference is considered part of this prospectus, except to the extent that the information is superseded in this prospectus. This prospectus incorporates by reference the information contained in the following documents:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2014.

•	The portions of our Definitive Proxy Statement on Schedule 14A (filed on March 27, 2014) that were incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2014.

•	Our Quarterly Reports on Form 10-Q filed on May 6, 2015, August 6, 2015 and November 5, 2015.

•	Our Current Reports on Form 8-K filed on January 30, 2015, February 25, 2015, March 26, 2015, May 12, 2015, May 15, 2015, and October 13, 2015.

•	A description of the Common Stock contained in our Current Report on Form 8-K dated July 22, 2003.

•	Any future filings that we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus until the termination of the offering.

If you would like to receive a copy of any document incorporated by reference into this prospectus (which will not include any of the exhibits to the documents other than those exhibits that are specifically incorporated by reference into this prospectus), you may call or write to Wells Fargo Shareowner Services, P.O. Box 64856, St. Paul, Minnesota 55164-0856, or telephone (800) 331-1119. We will provide you these documents free of charge.

OVERVIEW OF COMPANY

Southwest was incorporated in March 1931 under the laws of the state of California and is composed of two business segments: natural gas operations and construction services.

Southwest is engaged in the business of purchasing, distributing, and transporting natural gas for customers in portions of Arizona, Nevada, and California. Southwest is the largest distributor of natural gas in Arizona, selling and transporting natural gas in most of central and southern Arizona, including the Phoenix and Tucson metropolitan areas. Southwest is also the largest distributor of natural gas in Nevada, serving the Las Vegas metropolitan area and northern Nevada. In addition, Southwest distributes and transports natural gas for customers in portions of California, including the Lake Tahoe area and the high desert and mountain areas in San Bernardino County.

Centuri Construction Group, Inc., a 96.6% owned subsidiary (“Centuri”), is a full-service underground piping contractor that primarily provides utility companies with trenching and installation, replacement, and maintenance services for energy distribution systems, and industrial construction solutions. Centuri operations are generally conducted under the business names of NPL Construction Co., Link-Line Contractors Ltd., W.S. Nicholls Construction, Inc. and related companies, and Brigadier Pipelines Inc.

Southwest is subject to regulation by the Arizona Corporation Commission, the Public Utilities Commission of Nevada, and the California Public Utilities Commission (“CPUC”). The CPUC regulates the issuance of all securities by Southwest, with the exception of short-term borrowings. Certain of Southwest’s accounting practices, transmission facilities and rates are subject to regulation by the Federal Energy Regulatory Commission.

Our administrative offices are located at 5241 Spring Mountain Road, P.O. Box 98510, Las Vegas, Nevada 89193-8510, telephone number (702) 876-7237.

Unless the context requires otherwise, when we use the terms “Southwest,” the “Company,” “we,” “our” or “us,” we are referring to Southwest Gas Corporation.

USE OF PROCEEDS

To the extent that we directly issue original shares of Common Stock to Participants under the Plan, we will use the proceeds in connection with our construction program, to pay for additional capital improvements to our facilities and for other corporate purposes. Pending disbursement for these purposes, we may use the proceeds to reduce the amount of our short-term indebtedness; however, we do not anticipate using a material part of the proceeds to discharge indebtedness. We cannot predict how many original shares will be sold under the Plan and, therefore, cannot estimate the amount of proceeds that we will receive. If the Plan Administrator, Wells Fargo Shareowner Services, a division of Wells Fargo Bank N.A. (the “Plan Administrator”), purchases shares of Common Stock in the open market under the Plan, we will not receive any proceeds.

THE PLAN

The following is a detailed description of the Plan in question-and-answer format. For additional information concerning the Plan, please contact the Plan Administrator at (800) 331-1119 or (651) 450-4064.

PURPOSE

1.	What is the purpose of the Plan?

The purpose of the Plan is to provide to our shareholders a simple and convenient method of investing in our Common Stock. Shares of Common Stock purchased under the Plan will be either authorized but unissued shares purchased from us or outstanding shares purchased in the open market or through negotiated transactions by the Plan Administrator. The decision to purchase shares in the open market will depend upon the financial requirements of the Company.

FEATURES

2.	What are the features of the Plan?

•	Initial Investment/Enrollment. If you are not currently a shareholder, you can make an initial investment in our Common Stock, starting with as little as $250. Southwest will pay any brokerage fees or commissions in connection with the purchase of shares through the Plan except for the enrollment fee. You will, in all events, be responsible for brokerage fees or commissions payable on the sale of shares of our Common Stock by the Plan Administrator under the Plan pursuant to your instructions.

•	Optional Cash Investments. Participants in the Plan may invest up to $100,000 per calendar year (minimum optional cash investment $25) through optional cash payments for shares of Common Stock. Southwest may agree in its discretion to waive the limit and permit investments greater than $100,000 in a calendar year.

•	Automatic Reinvestment of Dividends. You can also increase your holdings of Common Stock through automatic reinvestment of all or some of your cash dividends. You can elect to reinvest all or a percentage of your dividends in Common Stock. The Plan participants may have cash dividends that are not reinvested deposited directly into a designated account with a U.S. or Canadian financial institution.

•	Automated Transactions. You can execute many of your Plan transactions online or by phone if you have established automated privileges.

•	Minimum Share Balance Requirement. Participants must maintain a balance of at least one share to keep their Plan account open. The Plan Administrator reserves the right to sell, without prior notification, all partial shares in an account in which the share balance fails to meet the one-share minimum requirement after 12 months of participation in the Plan.

ADMINISTRATION

3.	Who administers the Plan?

Wells Fargo Shareowner Services, a division of Well Fargo Bank N.A. (the “Plan Administrator”), administers the Plan as agent for the participating shareholders, keeps records, sends statements of account to participants and performs other duties relating to the Plan. Common Stock purchased under the Plan will be registered in the name of Wells Fargo Shareowner Services, as Plan Administrator, or Wells Fargo Shareowner Services’ nominee as agent for participants in the Plan. Wells Fargo Shareowner Services is the transfer agent and registrar for the Common Stock.

Plan Administrator contact information is as follows:

Contact Information

Internet

shareowneronline.com

Available 24 hours a day, 7 days a week for access to account information and answers to many common questions and general inquiries.

To enroll in the Plan:

If you are an existing registered shareowner:

1.	Go to shareowneronline.com
2.	Select Sign Up Now!
3.	Enter your Authentication ID* and Account Number

*If you do not have your Authentication ID, select I do not have my Authentication ID. For security, this number is required for first time sign on.

If you are a new investor:

1.	Go to shareowneronline.com
2.	Under Invest in a Plan, select Direct Purchase Plan
3.	Select Southwest Gas Corporation
4.	Under New Investors, select Invest Now
5.	Follow instructions under Buy Shares

Email

Go to shareowneronline.com and select Contact Us

Telephone

1-800-331-1119 Toll-Free

651-450-4064 outside the United States

Shareowner Relations Specialists are available Monday through Friday, from 7:00 a.m. to 7:00 p.m. Central Time. You may also access your account information 24 hours a day, 7 days a week using our automated voice response system.

4.	Where should I send my correspondence regarding the Plan?

You should direct and send all correspondence regarding the Plan to:

Written correspondence and deposit of certificated shares*:

Wells Fargo Shareowner Services

P.O. Box 64856

St. Paul, MN 55164-0856

Certified and overnight delivery

Wells Fargo Shareowner Services

1110 Centre Pointe Curve, Suite 101

Mendota Heights, MN 55120-4100

*If sending in a certificate for deposit, see Certificate Deposit and Withdrawal information.

Please include your name, address, daytime telephone number, and your account number and specify “Southwest Gas Corporation” on all correspondence.

PARTICIPATION

5.	Who may participate in the Plan?

Almost everyone is eligible to enroll in the Plan. If you are an interested investor, you may participate in the Plan if you already own Southwest common stock. If you do not already own shares, as a new investor, you may make your initial purchase of shares directly through the Plan. If you live outside of the United States, you should determine if there are any laws or governmental regulations that would prohibit your participation in the Plan.

If you have any questions or if you would like to enroll, simply visit our website at shareowneronline.com or contact Wells Fargo Shareowner Services (see Contact Information).

A Plan account may be opened in your name, jointly in your name and that of another person, in your name and that of a single beneficiary, in the name of your trust, or in your name as custodian for a minor or as trustee for another person by completing the Account Authorization Form in the proper manner.

6.	How does an eligible individual join the Plan?

Current shareholders holding in their own name. If you currently own shares of our Common Stock and the shares are registered in your name, you may join the Plan by going online, by phone, or by signing an Account Authorization Form and returning it to the Plan Administrator. The Account Authorization Form may be obtained online at shareowneronline.com, by submitting a written request to the Plan Administrator or by calling the Plan Administrator.

Current shareholders holding through a bank, broker, or other nominee. If you currently own shares of our Common Stock and the shares are registered in the name of a bank, broker or other nominee, arrange for the bank, broker or other nominee to register in your name the number of shares of our Common Stock that you want to include in the Plan. You can then enroll as a shareholder of record, as described above. Once the Plan Administrator receives your transferred shares of Common Stock from your brokerage account, you will receive an account statement. Alternatively, if you do not want to re-register your shares of Common Stock, you can enroll in the Plan in the same manner as someone who is not currently a Southwest shareholder. This will create a registered account in addition to your brokerage/bank account.

New investors who are not current shareholders. If you do not currently own shares of our Common Stock, you may join the Plan by going online or by signing an Account Authorization Form and returning it to the Plan Administrator. The Account Authorization Form may be obtained online at shareowneronline.com, by submitting a written request to the Plan Administrator or by calling the Plan Administrator.

7.	When can an eligible individual join the Plan?

You may join the Plan at any time. If the Plan Administrator receives an Account Authorization Form on or before the record date for a dividend payment, reinvestment of dividends will begin with that dividend. If the Plan Administrator receives an Account Authorization Form after the record date, reinvestment of dividends will begin with the next dividend payment date.

An initial minimum investment received will be invested as of the next investment date (which occurs once a week, typically on Friday, “investment date”). Upon the purchase of shares of Common Stock with your initial minimum investment, you will become a Participant under the Plan.

8.	What are my Dividend Reinvestment Options?

A participant can elect to reinvest all or a portion of the dividends payable (if any) to purchase additional shares of Southwest common stock. The following describes the available options:

Full dividend reinvestment —All cash dividends payable on shares held in the Plan, along with any shares held in physical certificate form or through book-entry Direct Registration Shares (“DRS”), will be used to purchase additional shares. The participant will not receive cash dividends from Southwest; instead, all dividends will be reinvested. Whole and fractional shares will be allocated to the Plan account.

Partial dividend reinvestment by percentage —A participant may elect to reinvest a portion of the dividend and receive the remainder in cash. The percentage elected will be applied to the total shares held in the Plan, along with any shares held in physical certificate form or held through book-entry DRS. A participant may elect percentages from 10%-90%, in increments of 10%. The cash portion of dividends will be sent by check unless the participant has elected to have those dividends deposited directly to a designated bank account.

An example of partial reinvestment by percentage: A participant has a total of 150 shares; 120 shares are held in the Plan, 15 in physical certificate form and 15 shares in book entry DRS. The participant chooses to have 50% of the total dividend reinvested. This will equate to 75 shares having dividends reinvested and 75 shares having dividends paid in cash.

INITIAL INVESTMENTS

9.	When will initial minimum investment payments be invested?

A participant making his or her initial purchase of Common Stock through the Plan should submit a check in an amount not less than $250 or more than $100,000 plus the initial enrollment fee, together with an Account Authorization Form, to the Plan Administrator. The Plan Administrator requires that checks be in U.S. dollars drawn from a U.S. or Canadian financial institution. Participants will be charged a return fee on any returned checks. Alternatively, a new participant may arrange to have the purchase price deducted from a designated account in a United States or Canadian financial institution in U.S. Dollars. Investors may not invest more than $100,000 per calendar year unless a waiver is granted by Southwest. Unless a waiver is granted, the Plan Administrator will return any excess tendered amount to the investor. Purchases will be made on behalf of a new participant in the Plan generally within five (5) business days following the Plan Administrator’s receipt of the payment and Account Authorization Form from the participant. No interest is paid on initial purchase payments pending investment. The Plan Administrator will return an initial purchase payment to an investor upon telephone or written request received at least three (3) business days prior to the investment date.

REINVESTED DIVIDENDS

10.	When will dividends be reinvested?

You may direct that any dividends on shares of Common Stock be reinvested under the Plan, and those dividends will be reinvested on the investment date coinciding with the payment of the dividend and no later than 30 trading days, following the dividend payable date. We have ordinarily paid Common Stock dividends on the first business day of March, June, September, and December, but we cannot guarantee or assure you that we will continue to pay dividends on this basis. Common Stock acquired with reinvested dividends will either be issued shares or market shares, depending on the financial requirements of the Company.

You can reinvest all or a portion of your Southwest cash dividends. When you enroll in the Plan, you may select the option to automatically reinvest your dividend. If you do not select an option, the Plan Administrator will default your choice to full reinvestment. You may change your election at any time online, by telephone or by sending a new Account Authorization Form by mail (see Contact Information). Changes received after the record date of a dividend will be effective for the following dividend.

The Plan Administrator will apply all or a portion of your dividends, as elected (less any applicable fee), to purchase additional whole and fractional shares (see Investment Summary and Fees, Investment fees).

Dividends are invested as soon as administratively possible on or following the dividend payable date, generally within five (5) trading days. Depending on the number of shares being purchased and the current trading volume, a purchase may be executed in multiple transactions that may occur on more than one day. Should this occur, the price will be the average of all trades executed.

If you are a shareowner of record owning less than 99 shares, you pay no transaction fees to reinvest your dividends. You will receive an annual account statement detailing all of your transactions for the year along with your Form 1099-DIV tax reporting information.

If you are a shareowner of record owning 99 shares or more, you will receive quarterly account statements. You pay no transaction fee to reinvest your dividends. (see Investment Summary and Fees for additional information).

OPTIONAL CASH PAYMENTS

11.	Who is eligible to make optional cash payments?

Once you become a Participant, you are eligible to make optional cash payments at any time. You may make optional cash payments after joining the Plan by enclosing your payment with the Transaction Request Form provided on your statement.

Optional cash payments cannot be less than $25 and cannot exceed $100,000 per calendar year per Participant unless a waiver is granted by Southwest. Optional cash payments can be made by check payable to: Wells Fargo Shareowner Services, P.O. Box 64856, St. Paul, MN 55164-0856. You should include your Plan account number on all checks.

12.	When will optional cash payments be invested and when will dividends be paid on shares of Common Stock purchased with optional cash payments?

Optional cash payments will be invested generally within five (5) trading days from receipt of your investment amount and no later than 35 trading days, except where postponement is necessary to comply with applicable law.

The Plan Administrator will reinvest any dividends on shares of Common Stock purchased with optional cash payments on or before the dividend record date. Common Stock dividend payment dates are ordinarily the first business day of March, June, September, and December. We cannot guarantee or assure you that we will continue to pay dividends on this basis.

You may, without withdrawing from the Plan, direct the Plan Administrator to return to you any optional cash payment they are holding upon receipt of your written request at least two (2) business days before the investment date. We will not pay you any interest on payments that we receive and hold prior to investment.

13.	How do I make optional cash payments?

You may vary the amount of the optional cash payment at any time. However, you are encouraged to set an investment goal and then send a fixed amount every month or quarter. You may make a payment by enclosing and sending a check payable to the Plan Administrator with the Account Authorization Form or the Transaction Request Form provided with your statement. In addition, Participants may also make automatic withdrawals from their checking or savings accounts. Plan investments must be made separately from payments for gas service. Optional cash payments under the Plan cannot be included in a check or money order submitted for payment of gas service or with an invoice for gas service. The Plan Administrator will not accept cash, money orders, traveler’s checks or third party checks.

You may make automatic investments up to twice per month, whether initial or optional cash investments, by automatic withdrawal from a pre-designated account. Payments must be in U.S. dollars and drawn on a U.S. or Canadian financial institution. To initiate automatic investments, you must complete and return to the Plan Administrator the automatic cash withdrawal and investment section of the Account Authorization Form, as well as deliver to the Plan Administrator a voided blank check or a savings deposit slip for the account from which funds are to be drawn. You may obtain the Account Authorization Form online at shareownerservices.com or from the Plan Administrator. Automatic investments will be initiated as soon as administratively possible. Funds then will be drawn from your designated account on the 10th, 25th, or both days of each month or, if the 10th or 25th day falls on a weekend or bank holiday, the first business day thereafter, and will be invested in Common Stock on the next investment date.

Changes or a discontinuation of automatic withdrawals can be made online, by telephone or by using the Transaction Request Form attached to the participant’s statement. To be effective with respect to the next automatic investment date, the Plan Administrator must receive the notice at least 15 business days preceding that date.

During the period that initial and any optional cash payments are pending, the collected funds in the possession of the Plan Administrator may be invested in certain Permitted Investments. For purposes of the Plan, “Permitted Investments” means any money market mutual funds registered under the Investment Company Act of 1940 (including those of an affiliate of the Plan Administrator or for which the Plan Administrator or any of its affiliates provides management advisory or other services) consisting entirely of (i) direct obligations of the United States of America; or (ii) obligations fully guaranteed by the United States of America. The risk of any loss from such Permitted Investments is the responsibility of the Plan Administrator. Investment income from such Permitted Investments will be retained by the Plan Administrator.

EXPENSES

14.	Will I be charged any expenses in connection with the purchase of shares of Common Stock under the Plan?

There are no expenses charged to Participants in connection with purchases of Common Stock under the Plan. The Plan Administrator will not charge you, and you are not responsible for, any expenses in connection with purchases of Common Stock under the Plan. We will pay all costs of administration of the Plan and any brokerage commissions or service fees incurred in purchasing shares of Common Stock. However, if you request to sell your shares, the Plan Administrator will deduct any related, incurred brokerage commissions or service fees from the sale proceeds that are remitted to you. See the attached Addendum A regarding fees charged for the sale of shares of Common Stock under the Plan and in other situations.

PURCHASING AND PRICING OF SHARES

15.	How many shares of Common Stock will be purchased for me?

The number of shares of Company Common Stock to be purchased for you on any investment date will depend upon the amount of the optional cash payments received since your last investment in the Plan, the amount of your dividends to be reinvested and the price of the Common Stock on the investment date. On each investment date, your Plan account will be credited with that number of shares of Common Stock, including fractional shares, equal to the total amount to be invested and reinvested on your behalf, divided by the price of the Common Stock on the investment date. Fractional shares will earn proportionate dividends as declared.

16.	How is the purchase price of shares of Common Stock determined?

Shares of Common Stock for Participants under the Plan will either be purchased directly from us or through the Plan Administrator in the open market. The price of shares purchased by Participants with reinvested dividends, initial investments or optional cash payments will be (i) in the case of the purchase of original shares of Common Stock, the composite closing price of the Common Stock on the investment date as reported on the consolidated tape for New York Stock Exchange listed securities administered by the Consolidated Tape Association or, if no trading in the Common Stock occurs on that date, the composite closing price on the next preceding date on which trading occurred and (ii) in the case of the purchase of shares of Common Stock in the open market, the weighted average price excluding brokerage commissions paid to obtain the Common Stock on the investment date.

SAFEKEEPING

17.	Can I deposit my certificated shares?

Yes. A participant may elect to deposit physical Southwest common stock certificate(s) for safekeeping, by sending the certificate(s) to the Plan Administrator together with instructions to deposit the certificate(s). The certificate(s) will show as surrendered with the corresponding credit to Plan shares. The transaction will appear on the Plan account statement, and shares will be held by the Plan Administrator in its name or nominee name. These shares will be held until the participant sells, withdraws or terminates participation in the Plan. Because the participant bears the risk of loss in sending stock certificate(s), it is recommended that the participant sends them registered, insured for at least 3% of the current market value and request a return receipt.

Optional Mail Loss Insurance

The participant is advised that choosing registered, express or certified mail alone will not provide full protection, should the certificates become lost or stolen. Mail loss insurance provides the coverage needed to replace and reissue the shares should they become lost or stolen through the mail. As the Plan Administrator, we can provide low-cost loss insurance for certificates being returned for conversion to book-entry form. Replacement transaction fees may also apply.

To take advantage of the optional mail loss insurance, simply include a check in the amount of $10.00, made payable to ‘WFSS Surety Program’, along with the certificates and instructions. Choose an accountable mail delivery service such as Federal Express, United Parcel Service, DHL, Express Mail, Purolator, TNT, or United States Postal Service Registered Mail. Any one shipping package may not contain certificates exceeding a total value of $100,000. The value of certificate shares is based on the closing market price of the common stock on the trading day prior to the documented mail date.

Claims related to lost certificates under this service must be made within 60 days of the documented delivery service mail date. A copy of the certificate(s) mailed, along with proof that it was sent by trackable mail should be submitted with the claim. This is specific coverage for the purpose of converting shares to book-entry form and the surety is not intended to cover certificates being tendered for certificate breakdown or exchange for other certificates.

Certificate(s) will be issued to a participant for Southwest common stock in the participant’s account upon written request to the Plan Administrator. No certificate for a fractional share will be issued.

18.	Does your Company offer an IRA option under the Plan?

No. While the Company previously made available a traditional IRA option as a way of investing in the Company’s Common Stock through the Plan, such an IRA option is no longer available.

PARTICIPANT ACCOUNTS AND RECORDS

19.	What records and accounts will you maintain for me?

The Plan Administrator will maintain a Plan account for you. The Plan Administrator will credit to your Plan account all shares of Common Stock purchased for you under the Plan. When the Plan Administrator issues you a certificate(s) for shares or when shares are sold from your Plan account the Plan Administrator will withdraw those shares from your Plan account.

20.	What Plan reports will you send me?

You will receive a statement of your Plan account after each dividend and after any other Plan account activity. Participants owning less than 99 shares will receive an annual statement confirming their transactions. These statements are your continuing record of the cost of your purchases. Year-end and final statements should be retained for income tax purposes. In addition, you will receive each amended prospectus for the Plan and copies of all communications sent generally to other holders of Common Stock, including our quarterly reports to shareholders, our annual report to shareholders, notice of annual meeting and proxy statement and tax information with respect to dividends paid. You may elect to have your statements and other information sent to you automatically by initiating eDelivery through shareowneronline.com.

WITHDRAWAL AND TERMINATION

21.	When may I withdraw from the Plan?

You may withdraw from the Plan at any time online, by telephone or by providing a written request to the Plan Administrator. You must arrange for your request to be signed by all adult registered holders listed on your Plan account. The Plan Administrator will process these requests as soon as administratively possible. If your request is received on or before the record date for a dividend, the Plan Administrator will process the request. A separate dividend check will be mailed to you. Future dividends will be paid in cash, unless you rejoin the Plan. If the Plan Administrator receives your request after the record date and on or before the investment date for that dividend, the Plan Administrator will process your request. However, your Plan account will not be terminated. You may receive additional dividend reinvestment shares which will require you to submit a written request to withdraw the additional shares.

22.	How do I withdraw from the Plan?

You can terminate your participation in the Plan at any time by contacting the Plan Administrator. You can submit your request for termination online, by telephone or through the mail (see Contact Information). For your convenience, a Transaction Request Form is attached to your statement. Complete the form by filling in the required fields and indicating your intention to terminate your participation in the Plan. Following termination, all future dividends will be paid to you in cash.

Retain shares – If you elect to keep your shares, the whole shares held in your Plan balance will be moved to book-entry Direct Registration Shares (“DRS”). Any fractional shares will be sold at the market price, and you will receive a check (less any fees) for the proceeds.

Sell shares – If you choose to sell all of your shares, your sale proceeds, less applicable taxes and transaction fees, will be remitted to you via check. Or you can choose to have them directly deposited into your bank account.

If you terminate your participation in the Plan but do not indicate your preference to retain or sell your shares, the Plan shares will be moved to book-entry DRS form until the Plan Administrator receives further instructions.

23.	Can you terminate me as a Participant?

Yes. We reserve the right to deny, modify, suspend or terminate participation by any person or entity in our sole discretion. In addition, the Plan Administrator reserves the right to terminate your Plan account if your check or other form of remittance has not been honored. The Plan Administrator also reserves the right to terminate participation in the Plan if a participant does not have at least one whole share in the Plan. Upon termination the participant may receive the cash proceeds from the sale of any fractional share, less any transaction fee and brokerage commission.

24.	What happens upon my withdrawal from, or the termination or discontinuance of, the Plan?

When you withdraw from the Plan, or when we or the Plan Administrator terminate your Plan account or discontinue the Plan, certificates or direct registration shares will be issued for all whole shares of Common Stock credited to the Plan accounts. The Plan Administrator will then make cash payments for fractional shares and deduct any selling costs from the sale proceeds before making the cash payment.

In the alternative, you may request that the Plan Administrator sell all of the shares of Common Stock, both whole and fractional, credited to your Plan account. The Plan Administrator will charge to you any related selling costs, and you will receive the sale proceeds less these costs.

25.	Is there a grace period to re-enroll in the Plan?

No. You may re-enroll in the Plan at any time.

OTHER INFORMATION

26.	Will you issue certificates for shares of Common Stock purchased under the Plan?

Shares of Common Stock purchased under the Plan will be registered in the name of Wells Fargo, or its nominee, as Plan Administrator for participants in the Plan, and certificates for such shares will not be issued to participants except upon telephone or written request. The number of shares credited to your account under the Plan will be shown on your statement of account. This procedure protects against loss, theft or destruction of stock certificates.

Shares credited to your account may be withdrawn by accessing your account online at shareowneronline.com, by notifying the Plan Administrator by telephone or in writing specifying the number of whole shares to be withdrawn. You may choose to have a portion or all of the whole shares credited to your Plan account delivered directly to your broker by contacting your broker. When using your broker to facilitate a share movement, provide them with a copy of your Plan account statement. You may also request that any number of whole shares credited to your Plan account be issued to you in certificate form. All certificates or direct registration shares will be issued in the account holder’s name. Any remaining whole shares and fractions of a share will continue to be credited to your Plan account.

Fractional share interests will not be issued in certificate or direct registration form under any circumstances. If Southwest, in its sole discretion, elects to terminate the participation in the Plan by a participant holding less than one share of Common Stock in the participant’s Plan account, the Plan Administrator will pay to such participant the value of any fractional shares (less certain costs) in such Plan account.

27.	May I request that you sell a portion of the shares of Common Stock held in my Plan account?

Yes. You can request that the Plan Administrator sell any number of whole shares of Common Stock credited to your Plan account. You will be charged for any related selling costs, and you will receive the sale proceeds less these costs.

Sales are usually made through an affiliated broker, who will receive brokerage commissions. Typically, the shares are sold through the exchange on which the common shares of Southwest are traded. Depending on the number of Southwest shares to be sold and current trading volume, sale transactions may be completed in multiple transactions and over the course of more than one day. All sales are subject to market conditions, system availability, restrictions and other factors. The actual sale date, time or price received for any shares sold through the Plan cannot be guaranteed.

Participants may instruct the Plan Administrator to sell shares under the Plan through a Batch Order, Market Order, Day Limit Order, Good-‘Til-Date/Canceled Limit Order or Stop Order.

Batch Order (online, telephone, mail) –The Plan Administrator will combine each request to sell through the Plan with other Plan participant sale requests for a Batch Order. Shares are then periodically submitted in bulk to a broker for sale on the open market. Shares will be sold no later than five business days (except where deferral is necessary under state or federal regulations). Bulk sales may be executed in multiple transactions and over more than one day depending on the number of shares being sold and current trading volumes. Once entered, a Batch Order request cannot be canceled.

Market Order (online or telephone) – The participant’s request to sell shares in a Market Order will be at the prevailing market price when the trade is executed. If such an order is placed during market hours, the Plan Administrator will promptly submit the shares to a broker for sale on the open market. Once entered, a Market Order request cannot be canceled. Sales requests submitted near the close of the market may be executed on the next trading day, along with other requests received after market close.

Day Limit Order (online or telephone) –The participant’s request to sell shares in a Day Limit Order will be promptly submitted by the Plan Administrator to a broker. The broker will execute as a Market Order when and if the stock reaches, or exceeds the specified price on the day the order was placed (for orders placed outside of market hours, the next trading day). The order is automatically canceled if the price is not met by the end of that trading day. Depending on the number of shares being sold and current trading volumes, the order may only be partially filled and the remainder of the order canceled. Once entered, a Day Limit Order request cannot be canceled by the participant.

Good-‘Til-Date/Canceled (GTD/GTC) Limit Order (online or telephone) – A GTD/GTC Limit Order request will be promptly submitted by the Plan Administrator to a broker. The broker will execute as a Market Order when and if the stock reaches, or exceeds the specified price at any time while the order remains open (up to the date requested or 90 days for GTC). Depending on the number of shares being sold and current trading volumes, sales may be executed in multiple transactions and may be traded on more than one day. The order or any unexecuted portion will be automatically canceled if the price is not met by the end of the order period. The order may also be canceled by the applicable stock exchange or the participant.

Stop Order (online or telephone) – The Plan Administrator will promptly submit a participant’s request to sell shares in a Stop Order to a broker. A sale will be executed when the stock reaches a specified price, at which time the Stop Order becomes a Market Order and the sale will be at the prevailing market price when the trade is executed. The price specified in the order must be below the current market price (generally used to limit a market loss).

Sales proceeds will be net of any fees to be paid by the participant (see Addendum A for details). The Plan Administrator will deduct any fees or applicable tax withholding from the sale proceeds. Sales processed on accounts without a valid Form W-9 for U.S. citizens or Form W-8BEN for non-U.S. citizens will be subject to

Federal Backup Withholding. This tax can be avoided by furnishing the appropriate and valid form prior to the sale. Forms are available online at shareowneronline.com.

A check for the proceeds of the sale of shares (in U.S. dollars), less applicable taxes and fees, will generally be mailed by first class mail four business days after trade date. If a participant submits a request to sell all or part of the Plan shares, and the participant requests net proceeds to be automatically deposited to a checking or savings account, the participant must provide a voided blank check for a checking account or blank savings deposit slip for a savings account. If the participant is unable to provide a voided check or deposit slip, the participant’s written request must have the participant’s signature(s) medallion guaranteed by an eligible financial institution for direct deposit. Requests for automatic deposit of sale proceeds that do not provide the required documentation will not be processed and a check for the net proceeds will be issued.

A participant who wishes to sell shares currently held in certificate form may send them in for deposit to the Plan Administrator and then proceed with the sale. To sell shares through a broker of their choice, the participant may request the broker to transfer shares electronically from the Plan account to their brokerage account. Alternatively, a stock certificate can be requested that the participant can deliver to their broker.

Southwest’s share price may fluctuate between the time the sale request is received and the time the sale is completed on the open market. The Plan Administrator shall not be liable for any claim arising out of failure to sell on a certain date or at a specific price. Neither the Bank nor any of its affiliates will provide any investment recommendations or investment advice with respect to transactions made through the Plan. This risk should be evaluated by the participant and is a risk that is borne solely by the participant.

The Insider Trading Policy provides that the participant may not trade in Southwest’s common stock if in possession of material, non-public information about the company. Share sales by employees, Affiliates and Section 16 officers must be made in compliance with Southwest’s Insider Trading Policy.

28.	May I pledge or assign shares of Common Stock in my Plan account?

No. You may not pledge or assign shares of Common Stock credited to your Plan account. If you wish to assign or pledge shares, you must request that certificates for the shares or direct registration of the shares be issued in your name.

29.	How will my shares of Common Stock be voted at meetings of shareholders?

Participants in the Plan will receive voting materials and have the sole right to vote the common stock of Southwest represented by the shares held for them in the Plan. In the event the participant does not provide direction for voting, the Plan shares will not be voted.

The participant is encouraged to read the information carefully. Votes may be submitted online, by telephone or by returning the signed, dated proxy card. A participant’s shares will be voted in accordance with the most recent submitted instructions.

30.	What are your and the Plan Administrator’s liabilities under the Plan?

The Plan provides that we and any Plan Administrator will not be liable for any act done in good faith or any good faith omission, including, without limitation, (i) any claim of liability arising out of failure to terminate your Plan account upon your death prior to our receipt of legally sufficient instructions to do so, (ii) with respect to prices at which shares of Common Stock are purchased or sold for the Participant’s account, (iii) the times when such purchases or sales are made or (iv) with respect to any fluctuation in the market value after the purchase or sale of shares.

The Plan Administrator is acting solely as agent for us and owes no duties, fiduciary or otherwise, to any other person by reason of this Plan, and no implied duties, fiduciary or otherwise, shall be read into this Plan. The Plan Administrator undertakes to perform such duties and only such duties as are expressly set forth herein, to be performed by it, and no implied covenants or obligations shall be read into this Plan against the Plan Administrator or us.

In the absence of negligence or willful misconduct on its part, the Plan Administrator, whether acting directly or through agents or attorneys, shall not be liable for any action taken, suffered, or omitted or for any error of judgment made by it in the performance of its duties hereunder. In no event shall we or the Plan Administrator be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profit), even if we or the Plan Administrator has been advised of the likelihood of such loss or damage and regardless of the form of action.

Neither we nor the Plan Administrator shall: (i) be required to and shall make no representations and have no responsibilities as to the validity, accuracy, value or genuineness of any signatures or endorsements, other than our or its own; and (ii) be obligated to take any legal action hereunder that might, in our or its judgment, involve any expense or liability, unless we or it have been furnished with reasonable indemnity.

Neither we nor the Plan Administrator shall be responsible or liable for any failure or delay in the performance of the obligations under this Plan arising out of or caused, directly or indirectly, by circumstances beyond our or its reasonable control, including, without limitation, acts of God; earthquakes; fires; floods; wars; civil or military disturbances; sabotage; epidemics; riots; interruptions, loss or malfunctions of utilities; computer (hardware or software) or communications services; accidents; labor disputes; acts of civil or military authority or governmental actions; it being understood that the Plan Administrator shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as administratively possible under the circumstances.

YOU SHOULD RECOGNIZE THAT NEITHER SOUTHWEST NOR THE PLAN ADMINISTRATOR CAN ASSURE YOU OF PROFITS OR PROTECT YOU AGAINST LOSSES IN THE VALUE OF THE SHARES OF COMMON STOCK PURCHASED UNDER THE PLAN OR ASSURE YOU OF ANY FUTURE DIVIDENDS.

This Plan is purely voluntary on our part. Neither the Plan’s establishment nor any amendment nor the creation of any Plan account will be construed as giving Participants any legal or equitable rights against us or the Plan Administrator unless specifically provided for in the Plan or conferred by the Plan Administrators’ or our affirmative actions according to the terms and provisions in the Plan. These actions will not be construed as giving any employee the right to be retained in our service.

31.	May you modify, suspend or discontinue the Plan?

Yes. We reserve the right to suspend, modify or discontinue the Plan at any time and to interpret and regulate the Plan as we deem necessary or desirable in connection with the operation of the Plan. Notice of any suspension, modification or termination will be mailed to you at the address shown in the Plan Administrator’s records.

32.	What happens if you make a rights offering?

In the event that Southwest makes available to its shareowners any rights to subscribe for additional common stock, the rights to subscribe will be based on any shares held in and outside of the Plan. Any new shares distributed by Southwest resulting from the exercise of the rights will be issued directly to the participant.

33.	What happens if you declare a stock split or issue a stock dividend?

It is understood that any stock dividends or stock splits distributed by Southwest on common stock held by the Plan Administrator for the participant will be credited to the participant’s account. This will include all whole and fractional shares.

34.	May I obtain the complete text of the Plan?

Yes. You may request a copy of the Plan online at shareowneronline.com, by telephone or through the mail (see Contact Information).

35.	Is it important that I stay in contact with the Company through the Plan Administrator?

Yes. Many state unclaimed property laws specify that if an account owner does not initiate “active contact” with the Plan Administrator during any state’s specified period, the property in the account may be deemed “abandoned.” For accounts that meet a state’s definition of “abandoned,” the Plan Administrator may be legally required to transfer the property in the account, including shares and dividends, to the state of the account’s last known residence. To prevent this from occurring, Participants should cash dividend checks and respond as directed to mailings requesting that they contact the Plan Administrator, and immediately notify the Plan Administrator of any change of address online, by telephone or through the mail.

FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN

The following is a brief summary of some of the principal U.S. federal income tax considerations applicable, as of the date of this prospectus, to participation in the plan. It is based on the Internal Revenue Code of 1986, as amended, United States Treasury Regulations, administrative rulings and court decisions, in effect as of the date of this prospectus, all of which are subject to change at any time, possibly with retroactive effect. This summary is not a complete description of all of the tax consequences of your participation in the Plan. For example, it does not address any state, local or foreign tax consequences of your participation. You should consult your own tax adviser about the tax consequences of your participation in the Plan.

In general, Participants in the Plan have the same U.S. federal income tax consequences with respect to dividends as shareholders not participating in the Plan. You are treated for U.S. federal income tax purposes as having received on each dividend payment date with respect to shares of Common Stock held for you, a dividend equal to the full amount of the cash dividends payable on both the shares of our Common Stock registered in your own name and the Common Stock held through the Plan, even though the amount of dividends reinvested is not actually received in cash but is instead applied to the purchase of our Common Stock for your account under the Plan. In addition, the amount of brokerage commissions paid by us on your behalf (where Plan Common Stock is purchased on the open market) is treated as a distribution to you which is subject to income tax in the same manner as dividends. Generally, any such distribution will be taxable to you as ordinary dividend income to the extent of your share of our current or accumulated earnings and profits. The amount of any distribution in excess of earnings and profits, not taxable as ordinary dividend income, will reduce your tax basis in the Common Stock with respect to which the distribution was received, and, to the extent it exceeds your tax basis, as gain from a sale of that Common Stock.

Your statement of account under the Plan shows the price per share to you of our Common Stock purchased with reinvested dividends. That price, which includes the brokerage commissions paid by us on your behalf on purchase under the Plan of shares of our Common Stock, is your federal income tax basis of shares of our Common Stock acquired under the Plan.

Compliance with Emergency Economic Stabilization Act of 2008:

The Plan qualifies as a Dividend Reinvestment Plans (DRP) under the meaning of Treasury Regulation 1.1012-1(e)(6)(i), which enables participants to use the ‘average basis method’ when determining the tax basis of any shares sold. As a result, in order to participate in the Plan, a participant must elect to reinvest a minimum of 10% of the dividends (if any) paid on shares held in the Plan.

This Plan assumes that each participant will use the first-in, first-out (FIFO) method when determining the tax basis of any shares sold. Participants may designate their preference for a different method of determining the tax basis of shares by identifying this preference in writing to the Plan Administrator. Participants may designate their preference for specific identification cost basis at any time or may designate their preference for the average basis method effective for sales occurring after the election. Federal tax regulations require the FIFO tax lot selection method after the average cost basis election has been made.

If a participant chooses to receive a dividend in cash, or reinvest less than 10% of a dividend, the participant is not eligible to utilize the average basis method for sale of shares through this Plan.

Your statement of account also shows the date on which the shares of Common Stock purchased under the Plan were credited to your account. Your holding period for our Common Stock purchased under the Plan generally begins on the date following the date on which those shares of our Common Stock are credited to your Plan account.

You will receive an annual statement summarizing all the transactions in your account for that year. The year-end statement includes an Information Return summarizing dividends paid (1099-DIV) to you during the year. If applicable, you also receive an Information Return summarizing proceeds from sales transactions during the prior year (1099-B) or an Information Return for dividends paid on non-U.S. accounts (1042-S). The Plan Administrator provides copies of these Information Returns to the Internal Revenue Service. Although efforts are made to assist Participants by providing periodic statements and other reports, Participants have the ultimate responsibility for maintaining their own records for tax and other purposes.

Information Returns (Forms 1099-DIV) are mailed to Participants each year and set forth the taxable dividends and brokerage commissions reportable for U.S. federal income tax purposes. These dividends and brokerage commissions must be reported on your federal income tax return.

Reinvested dividends are not subject to withholding unless (1) you fail to give your Social Security or tax identification number to the Plan Administrator, (2) the Internal Revenue Service notifies us that you are subject to tax withholding, or (3) you fail to certify, under penalties of perjury, that you are not subject to backup withholding if such certification is required. If you are a shareholder whose dividends are subject to tax withholding, we apply toward the purchase of our Common Stock under the Plan an amount equal to the dividends being reinvested less the amount of tax required to be withheld. Your statement of account under the Plan indicates the amount of tax withheld.

You will not realize a gain or loss for federal income tax purposes upon receipt of a certificate for whole shares of Common Stock credited to your account under the Plan, whether upon request for such a certificate, upon termination of your participation in the Plan or upon termination of the Plan. However, you may realize a gain or loss upon receipt of a cash payment for whole shares of Common Stock or a fractional common share credited to your account under the Plan when that account is terminated by you, when shares of our Common Stock credited to your account under the Plan are sold or when the Plan is terminated. You may also realize a gain or loss upon your disposition of the Common Stock received from the Plan. The amount of any such gain or loss generally will be the difference between the amount you receive for the whole or fractional shares of our Common Stock and the tax basis of those shares of Common Stock. Generally, gain or loss realized on the disposition of shares of our Common Stock acquired under the Plan will be treated for U.S. federal income tax purposes as a long-term capital gain or loss if, as of the date of such disposition, the holding period with respect to the shares of Common Stock sold exceeds one year; if the shares are held for a shorter period, the gain or loss will be short-term capital gain or loss.

A foreign person (nonresident alien individual or foreign entity) is subject to tax withholding at a 30% rate on the gross amount of certain payments of U.S. source income including dividends, unless the beneficial owner of the payment is entitled to a reduced rate of, or exemption from, withholding tax under an income tax treaty. Foreign Entity owned accounts may also be subject to 30% withholding on all applicable U.S. sourced income, including dividends, as required by the Foreign Account Tax Compliance Act (“FATCA”). Gross proceeds received from the sale, maturity or exchange of securities that can produce U.S. sourced dividends or interest will also be subject to potential FATCA withholding effective on January 1, 2017. Foreign persons should consult with their tax advisors or counsel as to which tax certification form they are required to provide and for more specific information regarding the withholding requirements under Chapters 3 and 4 (FATCA) of the U.S. Internal Revenue Code.

PLAN OF DISTRIBUTION

Shares of Common Stock for Participants under the Plan will either be directly purchased from us or through the Plan Administrator in the open market. We will pay any brokerage commissions or service fees for purchases of shares of our Common Stock under the Plan and certain costs for administration of the Plan. (See Addendum A attached hereto and Question 14 above.) We have agreed to indemnify the Plan Administrator and certain of its affiliates for certain liabilities incurred in connection with services performed in relation to the Plan.

INTERESTS OF NAMED COUNSEL

Mr. Joshua M. Westerman, Esq., Assistant General Counsel of the Company, has opined upon the validity of the shares of Common Stock offered by this Prospectus. We employ Mr. Westerman on a full-time basis.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2014 have been so incorporated in reliance on the report (which contains an explanatory paragraph on the effectiveness of internal control over financial reporting, due to the exclusion of certain elements of the internal control over financial reporting of the Link-Line Contractors Ltd., W.S. Nicholls Construction, Inc. and Brigadier Pipelines Inc. businesses the registrant acquired, as of December 31, 2014) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Addendum A

Southwest Gas Corporation

Dividend Reinvestment and Direct Stock Purchase Plan Fees

As of December 18, 2015

*The fee amounts set forth herein are current only as of December 18, 2015 and are subject to change by the Plan Administrator.

Investment Summary and Fees

Summary
Minimum cash investments
Minimum one-time initial purchase for new investors*	$250.00
Minimum one-time optional cash investment	$25.00
Minimum recurring automatic investments	$25.00
Maximum cash investments
Maximum annual investment	$100,000.00
Dividend reinvestment options
Reinvest options	Full, Partial

Fees
Investment fees
Initial enrollment (new investors only)	Company Paid
Dividend reinvestment	Company Paid
Shareowners owning less than 99 shares	Company Paid
Shareowners owning 99 share or more	Company Paid
Check investment	Company Paid
One-time automatic investment	Company Paid
Recurring automatic investment	Company Paid
Dividend purchase trading commission per share	Company Paid
Optional cash purchase trading commission per share	Company Paid
Sales fees
Batch Order	$15.00
Market Order	$25.00
Limit Order per transaction (Day/GTD/GTC)	$30.00
Stop Order	$30.00
Sale trading commission per share	$0.12
Direct deposit of sale proceeds	$5.00
Other fees
Certificate issuance	Company Paid
Certificate deposit	Company Paid
Returned check / Rejected automatic bank withdrawals	$35.00 per item
Prior year duplicate statements	$15.00 per year

No dealer, salesperson or other individual has been authorized to give any information or to make any representations other than those contained or incorporated by reference in this prospectus in connection with the offer made by this prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by us or any administrator, dealer or underwriter. Neither the delivery of this prospectus nor any sale made hereunder shall under any circumstances create an implication that there has been no change in our affairs since the date hereof. This prospectus does not constitute an offer or solicitation by anyone in any state in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

511,414 Shares

COMMON STOCK, $1 Par Value

PROSPECTUS

DIVIDEND REINVESTMENT AND DIRECT

STOCK PURCHASE PLAN

CUSIP 844895 10 2

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution

The following is a statement of the estimated expenses to be incurred by Southwest Gas Corporation in connection with a distribution of the securities registered under this registration statement:

SEC registration fee		$2,627
Accounting fees and expenses		+
Legal fees and expenses		+
Printing fees		+
Miscellaneous		+

TOTAL	$	+

+	Estimated expenses are not presently known.

Other than the expenses listed above and annual administration costs of approximately $25,000, no other significant expenses of issuance and distribution are expected to arise since the purchase of the 511,414 shares of the Company’s Common Stock, $1 par value, will be made directly from the Company with no underwriting discounts or commissions payable.

Item 15.	Indemnification of Directors and Officers

Section 317 of the General Corporation Law of California provides that a corporation has the power, and in some cases is required, to indemnify an agent, including a director or officer, who was or is a party or is threatened to be made a party to any proceeding, against certain expenses, judgments, fines, settlements and other amounts under certain circumstances. Article VIII of the Registrant’s Bylaws provides for the indemnification of directors, officers and agents as allowed by statute. In addition, the Registrant has purchased directors and officers insurance policies which provide insurance against certain liabilities for directors and officers of the Company.

Item 16.	Exhibits

Exhibit No.	Description of Exhibit

4.1	Form of Common Stock Certificate, par value $1 per share (incorporated by reference to Exhibit 4 to the Current Report on Form 8-K dated July 22, 2003)

4.2	Restated Articles of Incorporation (incorporated herein by reference to Exhibit 3(i) of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2007)

4.3	Amended Bylaws (incorporated herein by reference to Exhibit 3(ii) of the Registrant’s Current Report on Form 8-K filed August 2, 2012)

4.4	The Company’s Dividend Reinvestment and Direct Stock Purchase Plan (set forth in full in the Prospectus included as Part I of this registration statement)

5.1	Opinion of Counsel of the Company regarding legality of the securities to be registered

23.1	Consent of Counsel of the Company (included in opinion filed as Exhibit 5.1 to this Registration Statement)

23.2	Consent of PricewaterhouseCoopers LLP, an independent registered public accounting firm

24.1	Powers of Attorney

Item 17.	Undertakings

The undersigned Registrant hereby undertakes:

To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	to reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a twenty percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and;

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (i), (ii) and (iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this Registration Statement.

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(A)	Each prospectus filed by a Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of this Registration Statement as of the date the filed prospectus was deemed part of and included in this Registration Statement; and

(B)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in this Registration Statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of this Registration Statement relating to the securities in this Registration Statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of this Registration Statement or made in a document incorporated or deemed incorporated by reference into this Registration Statement or prospectus that is part of this Registration Statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in this Registration Statement or prospectus that was part of this Registration Statement or made in any such document immediately prior to such effective date.

That, for the purpose of determining liability of a Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about an undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada, on December 18, 2015.

SOUTHWEST GAS CORPORATION

By	/s/ JOHN P. HESTER
John P. Hester President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated.

Signature	Title	Date

/S/ JOHN P. HESTER (John P. Hester)	Director, President and Chief Executive Officer (Principal Executive Officer)	December 18, 2015

/S/ ROY R. CENTRELLA (Roy R. Centrella)	Senior Vice President, Chief Financial Officer (Principal Financial Officer)	December 18, 2015

/S/ GREGORY J. PETERSON (Gregory J. Peterson)	Vice President, Controller and Chief Accounting Officer (Principal Accounting Officer)	December 18, 2015

Signature	Title	Date

/S/ ROBERT L. BOUGHNER * (Robert L. Boughner)	Director	December 18, 2015

/S/ JOSÉ A. CÁRDENAS * (José A. Cárdenas)	Director	December 18, 2015

/S/ THOMAS E. CHESTNUT * (Thomas E. Chestnut)	Director	December 18, 2015

/S/ STEPHEN C. COMER * (Stephen C. Comer)	Director	December 18, 2015

/s/ LEROY C. HANNEMAN, JR* (LeRoy C. Hanneman, Jr.)	Director	December 18, 2015

/S/ ANNE L. MARIUCCI * (Anne L. Mariucci)	Director	December 18, 2015

/S/ MICHAEL J. MELARKEY * (Michael J. Melarkey)	Chairman of the Board of Directors	December 18, 2015

/s/ JEFFREY W. SHAW * (Jeffrey W. Shaw)	Director	December 18, 2015

Signature	Title	Date

/S/ A. RANDALL THOMAN * (A. Randall Thoman)	Director	December 18, 2015

/S/ THOMAS A. THOMAS * (Thomas A. Thomas)	Director	December 18, 2015

/S/ TERRENCE L. WRIGHT * (Terrence L. Wright)	Director	December 18, 2015

* By	/S/ ROY R. CENTRELLA
(Roy R. Centrella) Attorney-in-fact

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

4.1	Form of Common Stock Certificate, par value $1 per share (incorporated by reference to Exhibit 4 to the Current Report on Form 8-K dated July 22, 2003)

4.2	Restated Articles of Incorporation (incorporated herein by reference to Exhibit 3(i) of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2007)

4.3	Amended Bylaws (incorporated herein by reference to Exhibit 3(ii) of the Registrant’s Current Report on Form 8-K filed August 2, 2012)

4.4	The Company’s Dividend Reinvestment and Direct Stock Purchase Plan (set forth in full in the Prospectus included as Part I of this registration statement)

5.1	Opinion of Counsel of the Company regarding legality of the securities to be registered

23.1	Consent of Counsel of the Company (included in opinion filed as Exhibit 5.1 to this Registration Statement)

23.2	Consent of PricewaterhouseCoopers LLP, an independent registered public accounting firm

24.1	Powers of Attorney